Exhibit 10.3

Exclusive Distribution Agreement

This Exclusive Distribution Agreement (“Agreement”) is entered as of September 24, 2013 (the “Effective Date”) between Argo Medical Technologies Ltd. (“ARGO”) and Yaskawa Electric Corporation (“YEC”).

A.	ARGO wishes to appoint YEC as its exclusive distributor in the Territory (as defined below).

B.	This Agreement sets forth the terms and conditions of the distribution relationship.

Appointment of YEC as Distributor

1.1 ARGO hereby appoints YEC as its exclusive distributor of the Products in the Territory, subject to the appointment parameters below and to the Terms and Exhibits attached or referenced herein.

Appointment Parameters

Distributor Name:	Yaskawa Electric Corporation, a Japanese corporation. Yaskawa Electric Corporation currently contemplates that orders will be placed, and payments made, by Yaskawa Europe Technology Ltd. (“Agent”). See also Section 18(a) of the General Terms attached hereto as Attachment 1.

YEC Address:	2-1 Kurosakishiroishi, Yahatanishi-ku Kitakyushu, Fukuoka 806-0004 Japan Agent Address: 13 Hamelacha St. Afek Industrial Park Rosh Ha’Ayin 48091 Israel

Territory:	“Territory” means Japan, China (including Hong Kong and Macau), Taiwan, South Korea, Singapore and Thailand; provided that if YEC shall fail at any time during the Term to meet the Minimum Purchase Requirements for any specific place within the Territory, then the Joint Steering Committee established under the Strategic Alliance Agreement dated September 30 2013 between the parties shall discuss the possibility of redefining such place as part of the Territory. In the event of disagreement within such Joint Steering Committee with regard to such place, ARGO shall have the right, at its sole discretion, to redefine such place as part of the Territory.

Supplemental Territory:	In the event that ARGO wishes from time to time to introduce any Products into any regional market in the Asian and Pacific regions in addition to the Territory (other than Australia, New Zealand or India), YEC shall have a right of first refusal to serve as the distributor of the Products in such regional market. ARGO shall provide YEC with advance notice of its intention to enter such regional market. If YEC expresses an interest in distributing the Products in such regional market and YEC is capable of distributing the Products in such regional market, the parties shall negotiate the Minimum Purchase Requirements for such regional market. All other terms and conditions then prevailing under this Agreement shall apply. If the parties reach agreement on the Minimum Purchase Requirements, such regional market shall be added to the Territory under this Agreement. Should the parties not reach such an agreement on the Minimum Purchase Requirements within two months of the beginning of negotiations, ARGO may appoint another distributor for such specific regional market based on Minimum Purchase Requirements materially greater than those proposed by YEC and otherwise on terms and conditions no less favorable to ARGO than those under this Agreement.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Field	Bipedal exoskeleton technology designed or manufactured for the use by paraplegics, quadriplegics, multiple sclerosis and cerebral palsy patients.

Market:	The “Market” means the following: Sales of products in the Field to all Hospitals, Rehabilitation Centers, and Physician’s Offices, other professional health care sites and individuals, whether such sales are made directly or through various distribution channels such as affiliated companies, agents, sub-distributors and resellers.

Products:	“Products” means all of the products in the Field that are exclusively owned by ARGO from time to time. Currently, the Products include the ReWalk Rehabilitation System and the ReWalk Personal System lines.

Pricing:	To be agreed between the parties from time to time, based on market conditions in the Territory and the resultant margins for each party. ARGO’s current distributor prices are set forth on Exhibit A. The parties will regularly discuss price reductions from time to time. Based on ARGO’s 2012 business plan presented to YEC, ARGO’s goal was to reduce Distributor Price to approximately US$ [***] during 2015. YEC has indicated its desire to achieve a Distributor Price of approximately US$ [***] by such date, by expanding collaboration with ARGO as detailed in the separately signed Strategic Alliance Agreement.

Minimum Purchase Requirements:	As defined in Exhibit C. Notwithstanding anything to the contrary in this Agreement, Exhibits or otherwise, the Minimum Purchase Requirements are provided solely for the purpose of forecasting, and in no way shall the Minimum Purchase Requirements be construed as the obligation or requirements of YEC under this Agreement. YEC will submit a business plan to ARGO by March 31, 2014, and the actual minimum purchase requirements shall be determined in accordance with such business plan.

Initial Term:	“Initial Term” means 120 months from the Effective Date, except as earlier terminated pursuant to the terms of this Agreement.

Term	As defined in Section 17.

Exhibits:

Exhibit A: ARGO International Distributor Price List

Exhibit B: ARGO Sales Policy and Payment Terms

Exhibit C: Minimum purchase requirements

Exhibit D: ARGO Patents and Trademarks

Exhibit E: ARGO Warranty

In the event of any inconsistency between this Agreement excluding the Exhibits and the Exhibits hereto, the former shall prevail.

Exclusivity	Subject to any and all provisions of this Agreement, YEC is appointed hereunder as an exclusive distributor of the Products in the Markets within the Territory during the Term. ARGO shall not directly or indirectly sell or distribute the Products in the Markets within the Territory to any person other than YEC, and ARGO shall not sell the Products to any person outside the Territory without restricting such person from distributing or reselling the Products in the Territory.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

By signing below, YEC and ARGO confirm that they have each read and agree to be bound by all the provisions of Agreement, including alt the general terms set forth on Attachment 1, all Exhibits attached hereto, and all other provisions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Exclusive Distribution Agreement to be executed on the date first above written.

Argo Medical Technologies Ltd		YASKAWA ELECTRIC CORPORATION
By:	/s/ Lawrence J. Jasinski	By:	/s/ Junji Tsuda
Lawrence J. Jasinski, Director			[Name/Title] Junji Tsuda, President

Address for Notices:		Address for Notices:
Kochav Yokneam Building P.O.B.161
Yokneam Illit 20692 Israel

Attention: Ami Kraft or Lawrence Jasinski		Attention:
Fax: +972 4 959 0125		Fax: ( )

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Attachment 1 - General Terms

These Terms are part of the Agreement. Capitalized terms that are not otherwise defined in these General Terms shall have the meanings assigned to them in the Appointment Parameters.

1.	Appointment Terms.

a.	Minimum Purchase Requirements. The parties shall agree in good faith on minimum purchase quantities of Products in order to maintain exclusive rights in the Territory. The initial agreed upon quantities, which are not binding, are defined in Exhibit C, and shall be updated in accordance with the business plan referred to in Exhibit c.

b.	Limits of Exclusivity. YEC’s distribution rights are limited to the Market in the Territory.

c.	Marketing, Sales and Distribution Outside the Territory. YEC agrees that no Products will be marketed, distributed, trained, sold or serviced, directly or indirectly, by or under the authority of YEC or any of its affiliates to any entity or person outside [the Market or] the Territory without the prior written permission of ARGO in its sole discretion. YEC agrees that it will not directly or indirectly solicit orders from or sell any Products to any person or entity outside of the [Market or] Territory, and YEC further agrees that it will not directly or indirectly solicit orders for or sell any Products in any situation where YEC reasonably should know that the Products will be resold or exported outside of the [Market or] Territory. YEC agrees to take all commercially reasonable actions to keep any purchaser of the Products from marketing, distributing or selling the Products in any market outside the Market or Territory.

d.	Competing Products. YEC agrees that it and any parent, subsidiary or affiliate of YEC will not directly or indirectly market, develop, distribute or sell in the Market any Competing Products, as defined in the Definitions of this Agreement, without prior written consent of ARGO. ARGO acknowledges and agrees that nothing in this Agreement shall, in any way, restrict or prevent YEC and any parent, subsidiary or affiliate of YEC from developing designing, manufacturing, distributing, selling or otherwise any products, to the extent that it does not conflict with any other provisions In this clause. ARGO recognizes based on materials provided thereto by YEC, and YEC warrants, that at the time of the signing of this Agreement, YEC is not developing, manufacturing and selling, and it has not developed, manufactured or sold in the past, any product which constitutes a Competing Product as defined in this Agreement.

e.	Independent Contractor. ARGO and YEC are each acting as an independent contractor in performing its obligations under this Agreement and neither party is the legal representative, agent, joint venturer, partner, or employee of the other for any purpose whatsoever. Neither party will have any right or authority to assume or create any obligation of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or to bind the other party in any respect.

f.	Expenses and Costs. Except as otherwise specifically provided herein, each party assumes full responsibility for its own costs and expenses incurred in carrying out its respective obligations under this Agreement, including but not limited to all rent, salaries, commissions, advertising, demonstration, travel and accommodation expenses without the right to reimbursement for any portion thereof from the other party. YEC will be obligated to pay for reasonable localization costs in connection with the marketing, sale and distribution of the Products [in the Market] in the Territory pursuant to this Agreement.

2.	Taxes and Payments. In the event that ARGO shall sell the Products to the Agent in Israel, ARGO shall provide YEC (who shall deliver it to the Agent) with a valid certificate of exemption from Israeli withholding taxes. YEC will be solely responsible for and will pay, or reimburse ARGO for, all taxes, duties, import deposits, levies, sales taxes, value added taxes, assessments and other governmental charges, however designated, which are now or hereafter imposed under or by any governmental authority or agency in the Territory, that are (a) associated with the payment of any amounts by YEC to ARGO pursuant to this Agreement (except for income taxes), or (b) based on the Products or their sale or use to or in the Territory, or (c) relate to the import of the Products into the Territory.

3.	Orders for Products. Subject to Section 6(b) below (“Forecasts”), Agent on behalf of YEC will submit purchase orders for the Products to ARGO in writing at least thirty (30) days prior to the requested delivery date for standard, unmodified Products. ARGO will deliver the Products on the requested delivery date, provided that such date is not less than thirty (30) days after the submission of a purchase order. In the event of any conflict between the terms of this Agreement and any purchase order issued by Agent on behalf of YEC and accepted by ARGO, the terms of this Agreement will prevail. All purchase orders not in compliance with this the forecast or agreed pricing hereunder may be rejected by ARGO at its sole discretion.

a.	Sales Policy and Payment Terms. Subject to the terms and conditions herein, YEC agrees to purchase from ARGO, and ARGO agrees to sell to YEC, at least the minimum units of certain Products under the terms as set forth in Exhibit B.

b.	Delivery Terms. ARGO delivers Products to Agent’s distribution center in Israel, or if directed by Agent to make delivery to a location in the Territory, then FCA (INCOTERMS 2000) at ARGO’s or its contractor’s loading dock, as set forth in Exhibit A. Risk of damage, loss and delay passes to YEC, immediately following Product delivery at Agent’s distribution center in Israel or the FCA delivery point, as applicable. YEC will pay all freight and transportation charges, applicable taxes, customs duties, tariffs, value-added tax, consumption tax and all other taxes and charges connected with the import into the Territory of the Products. If a purchase order issued by YEC does not contain shipping instructions, ARGO may ship, freight collect, the Products via commercially reasonable transportation at rates negotiated in good faith by ARGO. YEC will insure each shipment of the Products with a reputable insurer for the full invoice price of such shipment. ARGO reserves all rights permitted by law with respect to Products shipped or delivered, including the rights of rescission, repossession, resale, and stoppage in transit, until the full amount due from YEC to ARGO in respect of the Products has been paid.

c.	Return of Products. All Products are subject to acceptance tests by YEC or Agent in accordance with the acceptance procedure mutually agreed by the parties. The parties shall

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

agree on a return authorization procedure, pursuant to which YEC or Agent, as the case may be, may return, at ARGO’s exense, for replacement or a full credit, any Product that does not pass quality acceptance tests.

d.	Product Changes. ARGO reserves the right, upon no less than ninety (90) days prior written notice, with regard to software and one hundred and eighty (180) days prior written notice, with regard to all other material, and without incurring any liability to YEC, to: (a) alter the specifications for any Product, including packaging and instructions; (b) discontinue the manufacture of any Product; or (c) discontinue the development of any new product, whether or not such product has been announced publicly.

e.	Recall. ARGO also reserves the right to recall any Products for safety or other reasons at ARGO’s discretion. If ARGO becomes aware of the need or the possible need to recall any Products anywhere in the world, ARGO shall as promptly as possible notify YEC. If ARGO decides to recall any Product in the Territory, then YEC will fully cooperate with ARGO and will be responsible for the actions required to contact customers or other purchasers or users of the Products which acquired or may have acquired the Products sold by YEC in order to recall the Products sold by YEC. ARGO will replace or repair (at its option), at no charge, freight in both directions to be paid by ARGO, the recalled Products that have been returned to ARGO by YEC as a result of such recall, or at ARGO’s option, will issue a credit for the actual purchase price paid by YEC for the recalled Products that have been returned to ARGO by YEC as a result of such recall. ARGO shall reimburse YEC for reasonable, pre-approved out of pocket expenses necessitated by such recall.

f.	Inventory of Spare Parts and Consumables. During the Term and for 60 (sixty) months after the expiration or termination of this Agreement, ARGO shall stock the consumables and spare parts necessary for the repair and maintenance of the Products.

4.	Payments and Prices. YEC shall pay the respective amount set forth in ARGO’s agreed Price List with YEC (current version attached as Exhibit A) for sales of such product to YEC in effect at the time that ARGO accepts YEC’s purchase order plus any taxes, duties and other charges (except income or withholding taxes). Special packing or handling will be at the sole expense of YEC. All payments hereunder will be made in United States dollars.

5.	ARGO Obligations. During the Term, ARGO will have the following obligations with respect to the Products pursuant to this Agreement:

a.	Regulatory approvals: ARGO will provide to YEC supporting data and assistance for the conduct of filing of regulatory applications for the Product, provided that YEC shall perform all local regulatory interaction, track and communicate filings and prosecute clinical studies within hospitals and markets in the Territory, and provided further that (A) each party shall bear all expenses of its respective employees related to such activities, (B) where expenses (including clinical expenses, and all procedural and paperwork expenses) are incurred for the primary purpose of obtaining regulatory approval in the Territory, ARGO shall bear the cost of providing any technical data and the parties will share other expenses (which shall be agreed in advance): and (C) where expenses (including clinical expenses, and all procedural and paperwork expenses) are incurred for the primary purpose of marketing in the Territory, YEC will bear such expenses (which shall be agreed in advance).
b.	Training and Service support: ARGO will initially conduct training and service courses to certify designated YEC personnel on all aspects of training and service. ARGO will provide updates on training or service on a regular basis as they occur.

c.	Marketing and Promotional support: ARGO will provide publications, promotional materials and other marketing programs to YEC in English and in formats suitable to translation and reproduction in local languages. All updates will be provided as they occur.

d.	Sales Training: ARGO will conduct an initial sales training program for the initial YEC sales management, and shall further provide appropriate sales training materials, methods of operation and other support programs to YEC in English for translation and reproduction in local languages. All updates will be provided as they occur.

e.	Other promotional activities: ARGO will forward leads and inquires for the Territory that are received from the ARGO web site, trade shows or other means.

6.	YEC Obligations. YEC will have the following obligations with respect to the marketing and distribution of the Products pursuant to this Agreement:

a.	Business Plan. YEC will provide to ARGO within ninety (90) days of execution of this Agreement a comprehensive one-Year business plan for the marketing, sale and distribution of the Products in the Territory for the initial Year of the Term, including projected quantities of each of the Products to be sold in the Territory. YEC will provide ARGO by December 31, 2013, for the initial Year of the Term, and by September 30 of each Year during the Term of this Agreement, following the initial Year, a new business plan for each successive Year that begins during the remainder of the Term. YEC will include in such business plans its proposed activities for advertising and promotion of the Products and the budgeted amount to be incurred for such activities for each Year. YEC will seek to implement any such plans and undertake such advertising and promotional activities and to expend such budgeted amounts on such activities during the applicable Year, subject to YEC’s commercial judgment and to changes that YEC believes are appropriate in light of the circumstances. In addition, YEC will provide ARGO, within 30 days after the end of each calendar quarter and within 45 days after the end of the Year, with a report describing for each of the Products and for each such quarter or Year (i) YEC’s marketing and distribution activities for each such Product, (ii) sales figures (number of units) for each such Product, and (iii) outstanding inventories of each such Product, which report will be in such form and in such detail as ARGO may reasonably require.

b.	Forecasts. YEC agrees to provide ARGO with a six (6) month forecast of YEC’s projected purchases of units of each of the Products during each calendar quarter no later than one hundred twenty (120) days prior to each quarter and to provide ARGO with such other information regarding the projected purchases of each such Product as ARGO may reasonably request from time to time. YEC will update such forecasts each quarter on a rolling basis for a new six (6) month period, which updated forecast must be received by ARGO no later than one hundred twenty (120) days prior to the first day of each succeeding calendar quarter. The parties will periodically review the significance and practicality of such forecasts. The rolling forecasts provided to ARGO by YEC pursuant to this section will be used for purposes of facilitating YEC’s marketing plans and to meet the manufacturing and fulfillment lead times required by ARGO.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

c.	Promotional Efforts. YEC will diligently promote the Products in the Market using marketing, sales or other promotional materials, advertisements, press releases and public statements or communications prepared or proposed to be used by or for YEC in connection with the Products (collectively, “Marketing Materials”) prepared by YEC[ and approved in advance by ARGO in accordance with Section 6], and to regularly participate in conferences and exhibitions targeted at customers in each of the industries in the Markets;

d.	Sales Support Resources. YEC will maintain throughout the Market an adequate sales team dedicated to the sale of the Products in the Territory, and such sales team will participate in training sessions provided by ARGO related to the use and application of the Products. YEC will promptly respond to all inquiries from customers in the Territory that have purchased Products from YEC, including complaints;

e.	Training. YEC will maintain throughout the market an adequate training organization dedicated to training hospitals and other similar centers on the current standards of training for use of the product. Training standards and updates will be provided by ARGO to YEC throughout the Term of the Agreement;

f.	Service. YEC will maintain throughout the market adequate service and maintenance capability dedicated to users and purchasers of the Products utilizing the current standards of service and maintenance for the use of the product. Maintenance standards and updates will be provided by ARGO to YEC throughout the Term of the agreement.

g.	Inspection Right. YEC will permit ARGO, not more frequently than twice every Year, upon at least 10 days’ prior notice, and at ARGO’s expense, to visit YEC’s place of business during normal business hours and inspect its inventories, service records, and other documents relevant to the Products, but excluding any technical information not related to quality audits of the Products, as well as customer and resale price information.

h.	Localized Packaging. YEC will review and advise ARGO on the packaging, user manuals and instructions for the Products in the language required or advisable to be used in the Market for the distribution and sale of such Products in the Market as developed and provided by ARGO.

i.	Regulatory approvals: YEC shall perform all local regulatory interaction, track and communicate filings and prosecute clinical studies within hospitals and markets in the Territory, provided that ARGO will provide to YEC supporting data and assistance for the conduct of filing of regulatory applications for the Product, and provided further that (A) each party shall bear all expenses of its respective employees related to such activities, (B) where expenses (including clinical expenses, and all procedural and paperwork expenses) are incurred for the primary purpose of obtaining regulatory approval in the Territory, ARGO shall bear the cost of providing any technical data and the parties will share other expenses (which shall be agreed in advance); and (C) where expenses (including clinical expenses, and all procedural and paperwork expenses) are incurred for the primary purpose of marketing in the Territory, YEC will bear such expenses (which shall be agreed in advance).

7.	Approval of Marketing Materials. ARGO will have the right to approve or reject any (a) Marketing Materials, including any translations of materials provided by ARGO (YEC to provide such local language versions and YEC to bear the cost of such translations), and (b) any signs, stationery, business cards or other materials used to identify
YEC as an independent distributor of the Products in the Territory (collectively, “YEC Materials” - and collectively, with Marketing Materials referred to as “Materials”). YEC shall not publish or otherwise use any Materials, unless and until YEC has received ARGO’s prior written approval, which ARGO may grant or deny at ARGO’s sole discretion. Should ARGO fail to respond to a request by YEC within 30 business days, it shall be deemed to have granted approval.

8.	Ownership of Materials. Except for the limited rights granted to the other party in this Agreement, each party reserves title, ownership and all rights and interests to all trademarks, trade names, and trade dress that are owned by such party. Upon the termination or expiration of this Agreement, each party will cease using all such materials, and, if requested by the other party, will return or destroy all such materials that remain in its custody or under its control and will certify to the other party as to the destruction of all such materials.

9.	Trademarks.

a.	Registration and Enforcement. ARGO represents and warrants that ARGO owns any and all ARGO Marks and ARGO’s name. ARGO shall apply on a timely basis to register and maintain the registration of the ARGO Marks throughout the Territory.

b.	Use of the ARGO Marks by YEC. Subject to (a) ARGO’s standards, specifications and instructions, if attached hereto, and (b) ARGO’s approval rights under Section 7, ARGO hereby consents to the use by YEC of the ARGO Marks on the Marketing Materials and the YEC Materials. The Products sold to YEC by ARGO hereunder will have such ARGO Marks as ARGO may determine. YEC may not use the ARGO Marks, except as provided in the foregoing or except as agreed in writing by ARGO and YEC.

c.	Monitoring and Rules Regarding the ARGO Marks. During the Term, YEC will afford ARGO reasonable opportunities to inspect and monitor advertising and other use by YEC of the ARGO Marks or ARGO’s name in order to confirm that YEC’s use is in accordance with the terms of this Agreement. YEC will acquire no right, title or interest in the ARGO Marks or ARGO’s name, except the right to use as provided in Section 9(b). All use of the ARGO Marks or ARGO name by YEC will inure to the benefit of ARGO. YEC agrees (a) not to contest the rights of ARGO in or to, or the validity of, the ARGO Marks or the ARGO name, (b) not to register or apply to register or cause to be registered with any trademark or domain name registration organization the ARGO Marks or ARGO’s name or any trademark, trade name, service mark, word, phrase or symbol or domain name that is identical or confusingly similar to the ARGO Marks or ARGO’s name or that contains part of the ARGO Marks or the ARGO name, (c) to promptly assign to ARGO any registrations or applications for registrations with any trademark or domain name registration organization of the ARGO Marks or the ARGO name or any trademark, trade name, service mark, word, phrase or symbol or domain name that is identical or confusingly similar to the ARGO Marks or the ARGO name or that contains part of the ARGO Marks or the ARGO name, and (d) not to use any trademark, trade name, service mark, word, phrase or symbol or domain name that is identical to or confusingly similar to the ARGO Marks or the ARGO name or that contains part of the ARGO Marks or the ARGO name, except for use of the ARGO Marks expressly permitted in Section 9(b). YEC acknowledges ARGO’s ownership of the ARGO Marks and ARGO’s name and agrees that it will do nothing inconsistent with such ownership.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

d.	Markings of ARGO’s Names and Marks. YEC may not, without the prior written consent of ARGO, remove or alter any trade names, trademarks, notices, patent numbers, serial numbers, labels, tags or other identifying marks, symbols, or legends affixed to any Products or to the packages in which the Products are placed.

e.	Termination of Use of ARGO’s Names and Marks. Except to the extent required to continue to sell Products in accordance with Section 17(c) immediately upon expiration or termination of this Agreement, YEC will cease all use of the ARGO Marks and the ARGO name and will not adopt or use any trademark, trade name, service mark, logo, words, phrases or symbols which are identical to or confusingly similar to the ARGO Marks or the ARGO name or which contain part of the ARGO Marks or the ARGO name. In addition, YEC hereby authorizes ARGO and agrees to assist ARGO, if requested upon termination of this Agreement and at ARGO’s sole expense, to cancel, revoke or withdraw any registration, application or use authorization permitting YEC to use the ARGO Marks or the ARGO name in the Territory and at the request of ARGO upon termination of this Agreement and at ARGO’s sole expense, to execute, deliver and have notarized (if required) any assignments or other instrument transferring ownership, registration, application or use authorization of the ARGO Marks or the ARGO name to ARGO.

10.	Representations; Warranty

a.	Limited Warranty. Each party represents and warrants to the other party that (i) such party has the right, power and authority to enter into this Agreement and to fully perform its obligations hereunder; (ii) this Agreement constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms; and (iii) the execution, delivery and performance of this Agreement by such party will not result in a violation of or be in conflict with any agreement to which such party is bound. In addition to the warranties set forth in Exhibit E, ARGO represents and warrants that the Products shall be free of defects in design and manufacturing of which it has knowledge. YEC warrants that it will use its reasonable efforts to market and distribute the Products in the Market in full compliance with applicable law, this Agreement, ethical business practices and a manner that reflects positively on ARGO’s brand.

b.	No Other Warranties. Except for ARGO’s express warranties set forth in this Agreement, including Exhibits, and except for the ARGO’s implied or statutory warranties of merchantability and non-infringement, neither party makes any warranties with respect to the subject matter of this Agreement or the Products and hereby disclaims, to the fullest extent permitted by applicable law, any and all implied or statutory warranties, including any implied warranties of fitness for a particular purpose. Without limiting the generality of the foregoing, ARGO does not warrant the performance or result that YEC or any other user may obtain by using the products.

11.	Indemnification and Limitation of Liability.

a.	ARGO Indemnification Obligations. Subiect to Sections 11 (c) and 11(d), ARGO shall indemnify, defend, and hold YEC harmless from and against any and all losses, liabilities, costs, damages, fees and expenses, including reasonable attorneys’ fees and court costs, that YEC directly incurs as a result of third party claims to the extent such claims are based upon the infringement by the Products of any patent, copyright or trademark rights, except that the foregoing indemnity by
ARGO shall not apply to any claim based solely upon or arising solely from (i) infringement caused by YEC Marks (ii) any modification or alterations to the Products, packaging and instructions for the Products expressly prohibited by ARGO in writing, (iii) ARGO Marks not authorized in writing by ARGO, (iv) any distribution of the Products outside the scope of the Agreement, (v) any use of the Products in a manner for which they were not designed or not in accordance with applicable documentation, instructions, training or guidance, (vi) YEC’s continued sale or distribution of the Products subsequent to a notice from ARGO of a non-appealable judgment of infringement; provided that the foregoing exclusion shall not apply to the continued sale or distribution of those Products for which YEC has made contractual commitments to its customers prior to the settlement of such claims, as evidenced by independent documentation, (vii) any representation or warranty which is beyond the scope of representations and warranties made by ARGO and made to any third party by YEC or by any person or entity directly or indirectly related thereto, or (viii) any material breach by YEC of this Agreement. In the event of any claim for indemnification pursuant to the foregoing indemnity or if ARGO believes that any Product is likely to become subject to such a claim, ARGO shall compensate YEC for the actual direct costs, expenses and damages incurred prior to the following settlements made by ARGO, and may, at its sole option and expense: (A) modify any of the Products to render it noninfringing or replace any of the Products with a product that is non-infringing and functionally equivalent; (B) obtain a license for YEC to continue to use the Product under the terms of this Agreement; or (C) terminate this Agreement, accept the return of any units of the Product already purchased by YEC, refund any amounts YEC has paid ARGO under this Agreement for YEC’s existing unsold inventory of such Product, reimburse the taxes YEC has paid in connection with such Products, and compensate the marketing and promotion costs and expenses. The foregoing will be ARGO’s sole liability for infringement of intellectual property rights relating to the Products. ARGO shall further indemnify, defend, and hold YEC harmless from and against any and all actual losses, liabilities, costs, damages, fees and expenses, including reasonable attorneys’ fees and court costs, that YEC incurs as a result of third party claims to the extent such claims are based upon (i) any representations or warranties made by ARGO, (ii) the use of Materials, and (iii) any failure by ARGO to comply with applicable law in connection with its activities under this Agreement. ARGO shall further indemnify and hold YEC and its affiliates, and their respective officers, directors, agents and employees (collectively, “YEC Indemnities”), harmless from and against all direct claims, loss, expense (including, without limitation, fees and disbursements of legal counsel incurred by a YEC Indemnitee in any action or proceeding between YEC Indemnitee and ARGO, or between YEC Indemnitee and any third party or otherwise), damage, liability and lawsuits arising from a breach by ARGO of any of its representations or warranties or obligations under this Agreement, or any breach of ARGO’s undertakings and obligations towards purchasers of Products or other third parties.

b.

YEC Indemnification Obligations. Subiect to Sections 11(c) and 11(d), YEC will indemnify, defend, and hold ARGO harmless from and against any and all actual losses, liabilities, costs, damages, fees and expenses, including reasonable attorneys’ fees and court costs, that ARGO incurs as a result of third party claims to the extent such claims are based solely upon (i) any representations or warranties which are beyond the scope of representations and warranties made

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

by ARGO and made by YEC with respect to Product beyond those authorized by ARGO, if any, (ii) the infringement of any third party’s patent, copyright or trademark rights by any of the YEC Marks or by the YEC’s use of any materials or goods prepared solely by YEC in connection with the performance of YEC’s duties under this Agreement except for the purchase and sale of the Products under this Agreement, and (iii) any failure by YEC to comply with applicable law in connection with its activities under this Agreement.

Subject to Section 11(c) and 11(d), YEC shall further indemnify and hold ARGO and its affiliates, and their respective officers, directors, agents and employees (collectively, “ARGO Indemnities”), harmless from and against all claims, loss, expense (including, without limitation, fees and disbursements of legal counsel incurred by a ARGO Indemnitee in any action or proceeding between ARGO Indemnitee and YEC, or between ARGO Indemnitee and any third party or otherwise), damage, liability and lawsuits arising from a breach by YEC of any of its representations or warranties or obligations under this Agreement, or any breach of YEC’s undertakings and obligations towards purchasers of Products or other third parties.

c.	Mechanics of Indemnification. Each party’s obligation to indemnify the other pursuant to this Section 11(A) is predicated upon the indemnified party’s (a) giving the indemnifying party written notice of any claims giving rise to the indemnification obligations promptly after the indemnified party becomes aware of such claims; (b) allowing the indemnifying party to control any defense and related settlement negotiations regarding such claim, and (c) fully cooperating, at the indemnifying party’s expense, in any defense or settlement of such claim. The indemnified party may participate in the defense and settlement of any indemnifiable claim with the counsel of its choice at its expense; and (B) shall be limited to any directly resulting damages, costs and expenses finally awarded by a definitive settlement agreed in writing thereby or by a definitive non-appealable judgment to a third party, it being clarified that the indemnifying party shall not be liable for such amounts, or for settlements incurred by the other party, without the indemnifying party’s prior written authorization which consent will not be unreasonably withheld or delayed.

d.	Limitations on Liability. Except to the extent that ARGO is required to indemnify YEC for third party claims related to the infringement of intellectual property rights, the defects in product design or manufacturing malfunction, or as otherwise set forth in Sections 11, 12 and 16 to this Agreement, including the Exhibits, in which case the following limitations in subsection (ii) below shall not apply, (i) each party will not be liable to the other party or any other person or entity for any indirect, incidental, special, or consequential damages arising out of this Agreement, whether based on contract, tort or otherwise, even if such party should have known of the possibility of such damages, and notwithstanding the failure of essential purpose of any remedy, except to the extent that such limitation of liability is not permissible under applicable mandatory law, and (ii) each party’s aggregate liability hereunder will not exceed the amounts paid by YEC to ARGO under this Agreement within the 6 month period preceding the incident giving rise to such liability.

12.	Intellectual Property. ARGO represents and warrants that it owns and retains title, ownership and all rights and interests, including but not limited to all intellectual property rights in or to the Products and product names, logos, marks and other materials that ARGO makes available to YEC under or related to this Agreement, except as expressly specified otherwise herein. ARGO also represents and warrants that ARGO has been and will be conducting, from time to time, searches of any and all third-party’s intellectual property rights relevant to the Products, product names, logos, marks and other materials of ARGO. YEC will cooperate with ARGO, at ARGO’s sole expense, to the extent YEC deemed necessary to protect and maintain ARGO’s intellectual property rights related to the Products, including rights to the ARGO Marks and the ARGO name in the Territory, and will assist, at YEC’s sole opinion and at ARGO’s sole expense, in the enforcement of or defense of such ARGO rights. During the Term, each party will promptly notify the other party of any copying or counterfeiting of the Products in the Territory or any infringement of ARGO’s intellectual property rights in or to the Products in the Territory, to the extent such party becomes aware thereof. ARGO will have the exclusive right, at its discretion, to commence and prosecute at its own expense a lawsuit or to take such other action against such copying, counterfeiting or any other infringement of ARGO’s intellectual property rights as will be deemed appropriate by ARGO. YEC will have no right from taking any actions against such copying, counterfeiting or infringement, unless ARGO decides not to take action within thirty (30) days from the discovery of such copying, counterfeiting or any other infringement. YEC agrees to cooperate fully with ARGO in any such action taken by ARGO against such parties. All expenses of such action and of such cooperation by YEC will be borne by ARGO, be reimbursed to YEC by ARGO in timely manner, and all damages that may be awarded or agreed upon in settlement of such action will accrue to ARGO. If ARGO or YEC receives a claim that use by YEC of the ARGO Marks or the ARGO name infringes or violates the trademark or other proprietary rights of such claimant, each party will promptly notify the other party, and YEC and ARGO agree to cooperate with each other, at ARGO’s sole expense, on actions to be taken with respect to such claims, including, modifying the ARGO Marks or cease selling or withdrawing or recalling the Products on which the ARGO Marks appears or ceasing to use the ARGO Marks or the ARGO name; provided that ARGO will have the exclusive right to make the final decision with regard to any actions to be taken with respect to such claims.

13.	No Questionable Payments. YEC acknowledges that ARGO is subject to the United States’ Foreign Corrupt Practices Act (“FCPA”) and may be subject to other applicable business integrity or anti-corruption laws. YEC acknowledges that, under the FCPA, it is unlawful for YEC, its employees and any other of YEC’s agents to, in connection with the business activity of ARGO or its subsidiaries, offer, pay or otherwise promise, directly or indirectly, any money, gift or anything of value to (1) any employee or officer of a government of a country (or any agency or enterprise owned or controlled by a country), (2) any official of a political party or a candidate for political office, and (3) any official or employee of a public international organization or any person acting or behalf of such entities. YEC agrees to refrain from making or causing any of the actions described in the foregoing sentence and further agrees to advise the ARGO in writing of any knowledge or suspicion of any such actions and the basis therefor. Any breach of the provisions of this section will entitle ARGO to terminate this Agreement effective immediately upon notice to YEC.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

14.	Confidentiality. ARGO and YEC shall terminate any and all confidentiality obligations existing between the parties, and shall enter into a separate non-disclosure agreement before the execution of this Agreement.

15.	Import and Export of Products.

a.	YEC will be responsible for obtaining all licenses and permits and for satisfying all formalities as may be required to import the Products into the Territory in compliance with all laws or regulations. YEC will supply to ARGO on a timely basis with all necessary information and documentation requested by ARGO in order to permit ARGO to export the Products with respect to any purchase order by Agent or YEC accepted by ARGO.

b.	ARGO represents and warrants that, unless otherwise approved by YEC in writing, the Products of ARGO shall be free from any export/re-export restrictions of the United States of America, including without limitation the Export Administration Regulations and the International Traffic in Arms Regulations.

16.	Insurance. The parties agree to obtain and maintain throughout the Term of this Agreement and for 36 (thirty six) months thereafter, at its own expense, standard product liability insurance from a qualified insurance company (the “Product Liability Policy”) covering the Products sold by YEC, naming YEC and each of its subsidiaries and affiliates as additional named insureds (collectively the “Additional Insured”). The Product Liability Policy will provide adequate protection for YEC and the Additional Insured against any and all claims, demands and causes of action arising out of any defects or failure to perform, alleged or otherwise, with limits of no less than the equivalent of Two Million US dollars (US$2,000,000) for each occurrence and Two Million US dollars (US$2,000,000) annual aggregate (such limits to be reviewed between YEC and ARGO on an annual basis). The Product Liability Policy will be written as a primary policy and not contributing with and not in excess of coverage which YEC or its subsidiaries and affiliates may carry. Twenty (20) days prior to any modification or expiration of the Product Liability Policy, ARGO will cause its insurance carrier to provide YEC with notice, by registered mail, return receipt requested, of such occurrence. ARGO agrees to furnish YEC with a certificate of insurance evidencing such coverage within thirty (30) days after the date of this Agreement and at least twenty (20) days prior to the expiration of the then existing Product Liability Policy.

YEC shall maintain at its own expense throughout the Term of this Agreement and for at least 60 (sixty) months after termination or expiration of the Agreement, such insurance coverage with respect to the performance of this Agreement required by law and local regulations or customary in the industry in the Territory. YEC will provide ARGO with a true copy thereof upon Company written request.

17.	Term and Termination. This Agreement will not be binding upon the parties until it has been signed by or on behalf of each party, in which event it will be effective as of the Effective Date. Unless sooner terminated in accordance with the provisions hereof, the Initial Term of this Agreement will be the period set forth in the Appointment Parameters. Thereafter, this Agreement may only be renewed if authorized officers of ARGO and YEC agree in writing at least thirty (30) days before the expiration of the Initial Term or any renewal term to a renewal, including the period of the renewal term. “Term” means the Initial Term and any such renewal term. The parties may terminate this Agreement during the Term as follows:
a.	Termination by ARGO. ARGO may terminate this Agreement by giving written notice of termination to YEC, which termination will be effective (i) upon ninety (90) days’ notice, if for any reason or no reason, provided that such notice may not be given before the 7th anniversary of the Effective Date, upon such notice, if there is a YEC Event of Default, or upon such notice, upon the occurrence of a Bankruptcy Event by YEC.

b.	Termination by YEC. YEC may terminate this Agreement by giving written notice of termination to ARGO, which termination will be effective (i) upon ninety (90) days’ notice, if for any reason or no reason, provided that such notice may not be given before the 7th anniversary of the Effective Date, (ii) upon such notice, if there is an ARGO Event of Default, or (iii) upon such notice, upon the occurrence of a Bankruptcy Event by ARGO

c.	Rights and Obligations on Termination. In the event of the expiration or any termination of this Agreement for any reason, the parties will have the following rights and obligations: (i) Termination of this Agreement will not release either party from the obligation to make payment of all amounts then or thereafter due and payable, including payment of all purchase orders accepted by Argo prior to such termination (ii) ARGO will have the right, at its option, to cancel any accepted purchase orders that provide for delivery after the effective date of termination; (iii) YEC will cease to market, sell or otherwise distribute the Products; provided, however, that except in the case where this Agreement is terminated by ARGO as a result of the failure of YEC to pay or breach by YEC of this Agreement or a Bankruptcy Event with respect to YEC, YEC may continue to distribute, for ninety (90) days after the expiration or termination of this Agreement, the Products that YEC has already purchased or has in inventory at the time of such expiration or termination, subject to the terms and conditions of this Agreement.

d.	No Compensation and No Obligation to Renew. Without prejudice to any other remedies which either party may have due to a breach of this Agreement, except as otherwise provided for in this Agreement, neither party will be entitled to any compensation or like payment from the other as a result of the termination or expiration of this Agreement in accordance with its terms. Except as otherwise provided for in this Agreement, neither party will (i) be under any obligation to renew or extend this Agreement after the expiration of the Term, notwithstanding any actions taken by either of the parties prior to the expiration of the Term of this Agreement, or (ii) be liable to the other for any damages (whether direct, consequential, or incidental, and including, any expenditures, loss of profits, or prospective profits) sustained or arising out of or alleged to have been sustained or to have arisen out of such expiration or the termination of this Agreement.

18.	Miscellaneous.

a.	Assignment. ARGO has entered into this Agreement based upon the particular capabilities and experience of YEC. YEC may not and cannot assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder, other than to a subsidiary which is under the Control of YEC. In addition, any subsidiary which is under the Control of YEC may place orders under this Agreement, provided that YEC shall at all times be fully responsible for such order. Except as permitted in this section, any attempted or purported assignment, delegation or other transfer will be void and a material breach of this Agreement. Subject to the foregoing, this Agreement will inure to the benefit of the parties and their respective successors and permitted assigns.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

b.	Notices. All notices or other communications required or desired to be sent to either of the parties will be invalid, unless made in writing and sent by registered or certified mail, postage prepaid, return receipt requested, or sent by recognized international courier service (e.g., Federal Express, DHL, etc.) with charges prepaid, or by facsimile which is subject to confirmation by letter. The address for all notices or other communications required to be sent to ARGO or YEC will be the mailing address stated on the signature page to this Agreement, or such other address as may be provided from one party to the other on at least ten (10) days prior written notice. Any such notice will be effective upon the date of receipt.

c.	Compliance with Applicable Laws. Each party shall comply with all applicable statutes, laws, ordinances, regulations and orders (including with respect to the labeling, packaging and testing of the Products). ARGO shall, at its expense, promptly obtain all regulatory approvals for the Products in the Territory, and YEC shall, at ARGO’s expense, cooperate with ARGO in obtaining such approvals. YEC, at its own expense, will obtain any license, permit or approval required with respect to the exercise of its rights or performance of its obligations hereunder, and will declare, record or take such steps to render this Agreement binding, including the recording of this Agreement with any appropriate governmental authorities (if required), after providing ARGO with prior written notice regarding such requirements and YEC’s intended compliance approach.

d.	Governing Law. This Agreement will be governed as to all matters, including validity, construction and performance, by and under the laws of Israel, without giving effect to conflicts of law principles thereof and excluding the U.N. Convention on the International Sale of Goods.

e.	Legal Costs and Expenses. If it is necessary for either party to retain the services of an attorney or attorneys to enforce the terms of this Agreement or to file an action to enforce any of the terms, conditions or rights contained herein, or to defend any action, then the prevailing party in any such action will be entitled to recover from the other party its reasonable fees for attorneys and expert witnesses, plus such court costs and expenses as may be fixed by any court of competent jurisdiction.

f.	Remedies. Except as expressly set forth herein as an exclusive remedy or otherwise to the contrary, the election by a party of any remedies provided for in this Agreement will not be exclusive of any remedies otherwise available hereunder or at law or in equity, and all such remedies will be cumulative.

g.	Severability. If any provision of this Agreement (or portion thereof) is determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, such provision (or part thereof) will be enforced to the extent possible consistent with the stated intention of the parties, or, if incapable of such enforcement, will be deemed to be deleted from this Agreement, while the remainder of this Agreement will continue in full force and remain in effect according to its stated terms and conditions.

h.	Survival. Sections 1(e)-(f), 3(c), 3(e)-(f), 4, 8, 9(c)-(e), 11, 12, 15, 16, 17 and 18 of these General Terms shall survive any termination of this Agreement.

i.	Waiver. No failure or delay by either party in exercising any right, power, or remedy under this Agreement will operate as a waiver of any such right, power, or remedy. No waiver of any provision of this Agreement will be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any waiver by either party of any provision of this Agreement will not be construed as a waiver of any other provision of this Agreement, nor will such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance.

j.	Construction, Counterparts and Language. The headings and subheadings used in this Agreement are intended for convenience of reference only and will not be considered part of this Agreement. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either of the parties. This Agreement may be executed in one or more counterparts in the English language, and each such counterpart will be deemed an original hereof. In case of any conflict between the English version and any translated version of this Agreement, the English version will govern. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

k.	Entire Agreement; Amendments. This Agreement, including all these General Terms and any Exhibits expressly referenced in the Appointment Parameters, constitutes the entire agreement between ARGO and YEC with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, proposals, understandings and communications between ARGO and YEC, whether oral or written with respect to the subject matter hereof. Amendments to this Agreement are invalid, unless made in a writing signed or issued by ARGO

19.	Definitions. The following capitalized terms used in the Agreement have the respective meanings set forth in this section:

a.	“Bankruptcy Event” means the occurrence of any of the following events or circumstances by a person or entity: (a) a person or entity is unable to pay its debts when due; (b) a person or entity makes an assignment for the benefit of any of its creditors; (c) a person or entity files or has filed against it any petition under the bankruptcy or insolvency laws of any jurisdiction; (d) a person or entity has or suffers a receiver or trustee to be appointed for its business or property; or (e) a person or entity is adjudicated to be bankrupt or insolvent.

b.	“Competing Product” shall mean bipedal exoskeleton equipment designed or manufactured for the use by paraplegics, quadriplegics, multiple sclerosis and cerebral palsy patients.

c.	“Control” shall mean 50% or more of the ownership or voting rights.

d.	A “YEC Event of Default” will occur if: (i) YEC will fail to make any payment owed hereunder on the date due and such default is not corrected or cured within thirty (30) business days after such due date, or (ii) YEC defaults in the performance of any of its other material obligations provided for in this Agreement and fails to cure such default within sixty (60) days after receipt of notice from ARGO of such default, unless a plan for remedying such default has been proposed by YEC and accepted by ARGO within such period.

e.

An “ARGO Event of Default” will occur if ARGO defaults in the performance of any of its other material obligations provided for in this Agreement and fails to cure such default within sixty (60) days after receipt of notice from YEC of

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

such default, unless a plan for remedying such default has been proposed by ARGO and accepted by YEC within such period,.

f.	“ARGO Marks” means those registered or unregistered trademarks owned or licensed by ARGO and used in connection with the Products including the trademarks set forth on Exhibit C to the Agreement, as such exhibit may be amended by ARGO from time to time during the Term.

g.	“Year” means a period of 12 calendar months commencing on January 1 and ending on December 31.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Exhibit A: ARGO International Distributor Price List

The following is the ARGO Price List to Distributors for 2013/2014. ARGO will supply new International Distributor Price Lists for subsequent calendar years, which lists shall be deemed to replace the price list below upon delivery to YEC.

Product	List Price	YEC Discount		YEC Price
ReWalk Personal System	$69,500.00	[	***]%	$	[	***]
ReWalk Rehabilitation System	$79,500.00	[	***]%	$	[	***]
ReWalk Personal/ Rehabilitation System for YEC’s demo, evaluation or clinical trials	—	—		$	[	***]
Warranty and Accessories	TBD	TBD			TBD

MOST FAVORED NATION: If in the future ARGO provides a Distributor Discount to any other distributor of the Products that is greater than the YEC Discount provided from time to time to YEC, or otherwise makes available to any other distributor of the Products a Distributor Price that is lower than that made available from time to time to YEC, then (i) ARGO shall immediately notify YEC, and (ii) ARGO shall make such greater Distributor Discount or such lower Distributor Price available to YEC from the earliest date that it is or was made available to such other distributor.

FCA LOCATION: ARGO distribution warehouse                                [specify location]

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Exhibit B: 2013 ARGO Sales Policy and Payment Terms

The following is the ARGO Sales Policy as of the Effective Date of this Agreement. ARGO may provide updated sales policies for subsequent calendar years, which sales policies shall be deemed to replace the sales policy below upon delivery to YEC.

Minimum order amounts will be as follows: Systems can be ordered in individual units

Payment terms require 25% down payment with Purchase Order.

Payment for the balance due for all invoices is net 30 days of the earlier of delivery or invoice date.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Exhibit C: Minimum Purchase Requirements

Below are non-binding estimates of the minimum purchases. The actual minimum purchase requirements will be determined in accordance with the Business Plan which shall be provided to ARGO by March 31, 2014.

Time Period	Total Systems (Regardless of mix)
Year 1 2014	[***] Units
Year 2 2015	[***] Units
Year 3 2016	[***] Units
Year 4 2017	[***] Units
Year 5 2018	[***] Units

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Exhibit D: ARGO Patents and Marks

ReWalk is a trademark of ARGO

Title	Patent No	Temp./App. No	Filing Date	Reg. ./Pub. Date	Status	About
Gait-Locomotor Apparatus	US 7,153,242		24/05/2001	26/12/2006		General view, the tilt idea, FES, crutches.
	EP 1 260201		19/02/2002	12/2008- 5/09	CH, DE, EP, ES, FR, GB, IT, NL, TR
Locomotion Assistive Device and method	US 8,096,965 WO 2010/044087	13/350,852	13/10/2008	17/1/2012		Ground forces - based algorithms.
Locomotion Assistive Device and method	US 8,348,875 B2		17/1/2012	8/1/2013	1st division
Locomotion Assistive Device and method		US 2013/0123672 A1	7/1/2013	16/5/2013	2nd division
Locomotion Assistive Device and method		US 13/893,342	14/5/2013		3rd division
Locomotion Assistive Device and method		US 13/900,570	23/5/2013		4th divisions
Locomotion Assisting Apparatus with Integrated T ilt Sensor		P-74217-US App. 12/909,746	21/10/2010		Pending	Locations of tilt sensor(s).
		P-74217-PC	10/10/2011		Filed in: CN, KR, JP, BR, CA, IL, IN, RU, AU, EP
Motorizes Exoskeleton Unit		P-75737-US US 13/426,071	21/3/2012		Pending	2 motors on each thigh
Measures to Prevent Fall Injuries in Exoskeletons		P-75953-US US 13/535,485 PCT/IL2013/050546	28/6/2012		Pending	Airbag protection
Exoskeleton for quadriplegics		P-76452-US	17/1/2013		Pending	Sophisticated crutches

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Exhibit E: ARGO Warranty

For the purpose of this Exhibit E, a “Customer” means (i) YEC, including YEC’s affiliates, to the extent YEC purchases the Products regardless of whether for the distribution purpose or otherwise, and (ii) the purchasers of the Products who purchase such from YEC or YEC’s affiliates.

1. Argo Medical Technologies Ltd (“Argo”) hereby warrants to the original purchaser of ReWalk (the “Customer” and the “Product”, respectively) that during the Warranty Period (as defined in Section 2 below), subject to normal wear and tear and the terms set forth herein, when used as intended and after training by Argo or authorized representative whereof, without unapproved modifications, following all Argo’s instructions and requirements and when fitted by or under the direct supervision of a certified/licensed practitioner who meets all Argo’s product-specific training requirements for the Product, the Product shall be free of defects in material or workmanship.

2. The “Warranty Period” as used herein (and except for the battery, as set forth in Section 7.1 below) shall mean the period commencing on the date of delivery of the Product to the Customer and terminating 24 (twenty four) months thereafter (the “Initial Period”); provided however that the Warranty Period shall promptly terminate if the Customer shall not have the Product sent to Argo’s local dealer (the “Dealer”), the details of which are indicated on the back of this page, for a free service check at 12 months from the date of purchase, or at any other time instructed by Argo. The Warranty Period may be extended for fee beyond the Initial Period for up to 5 years (i.e.: by additional three years or less). The Customer is encouraged to contact the Dealer and receive a quote for such extended period.

3. If Argo finds the Product to be defective as a sole result of defects in material or workmanship—then, during the Warranty Period, upon receipt of due notice from the Customer and subject to the Customer’s full performance of its obligations hereunder–Argo shall repair or replace the Product, or parts thereof, or refund part or all of the original purchase price thereof. The option to repair, replace or pay a refund shall be at Argo’s sole discretion.

4. For goods or essential components manufactured by a third party and supplied by Argo in connection with the Product (if any), Argo’s warranty is limited to the warranty provided by said third party.

5. The remedies hereby provided shall be the exclusive and sole remedies of the Customer.

6. This warranty shall only apply to the Customer and with regard to Product, and this warranty is not transferable without the prior written consent of Argo.

7. This warranty does not cover and Argo shall not be held liable for any of the following damages:

7.1 the batteries (6 months warranty), battery chargers, backpack and strips;

7.2 damages resulting from normal wear, damages caused, wholly or partially, due to abuse, operation beyond capacity, substitution of parts not approved by Argo, misuse, negligence, inadequate storage, installation, application and/or maintenance as recommended by Argo from time to time and/or unauthorized repairs or alterations of the Product and other reasons beyond Argos’s control;

7.3 damages caused by accident, natural disasters (such as fire, water damage, floods, lighting, etc.), force majeure, acts of war, sabotage or any unforeseen circumstances;

7.4 damages caused during shipment (responsibility for safe delivery should be assumed by the freight carrier at the time of shipment and claims for such damages must be filed with the freight carrier or insurer); or

7.5 indirect, incidental, consequential or any other damages of any nature arising out of use of the Product or inability to use it, including, inter alia, damages due to late delivery or non-delivery, damages to property, loss of profits, injury to goodwill, inconvenience, etc., and whether such damages are claimed to arise from breach of contract, in tort, the theory of product liability or otherwise; reservation is solely being made for Argo’s statutory liability due to material breach of an essential contractual obligation, express representations, wrongful intent or product liability acts.

8. Any claim under this warranty must be made in writing and posted to the Dealer within thirty (30) days from the date of the discovery of the defective Product, and it must reach the Dealer not later then thirty (30) days from the end of the Warranty Period. All defective Product and/or parts thereof must be retained until receiving further instructions from Argo. Argo may demand the shipment to its facilities, of the Product claimed to be defective for assessment and evaluation, prior to repairing, reporting or paying a refund.

9. SUBJECT TO APPLICABLE LAW, WHICH MAY NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES. THIS WARRANTY CONSTITUTES THE EXCLUSIVE WARRANTY MADE BY ARGO FOR THE PRODUCT AND IS IN LIEU OF ANY OTHER WARRANTIES, COMMITMENTS AND/OR AGREEMENTS, EXPRESS OR IMPLIED, MADE OR ALLEGEDLY MADE, BY ARGO OR ANY OF ITS EMPLOYEES, AGENTS, REPRESENTATIVES OR DEALERS, INCLUDING WITHOUT LIMITATION. ANY WARRANTIES OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL SUCH OTHER WARRANTIES ARE HEREBY DISCLAIMED AND EXCLUDED BY ARGO. IN NO EVENT SHALL ARGO’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF ARGO SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

10. Unless otherwise agreed in the Agreement, all matters relating to this warranty shall be exclusively governed by the laws of the State of Israel, regardless of any rules relating to the conflict of laws which may apply; and the competent courts in Tel Aviv, Israel shall have sole and exclusive jurisdiction with regard to any dispute related to this warranty.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.